SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 24, 2015

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646		61-1430858
(Commission File Number)		(IRS Employer Identification No.)

26462 CORPORATE AVENUE, HAYWARD, CA		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 576-4400

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 24, 2015, Ultra Clean Holdings, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Company’s Credit Agreement, dated as of February 2, 2015 (as amended from time to time, collectively, the “Credit Agreement”), with East West Bank (“EWB”), as the Swingline Lender, the Issuing Lender, the administrative agent and collateral agent for the Lenders under the Credit Agreement, and the banks and other financial institutions or entities from time to time parties to the Credit Agreement as Lenders, including City National Bank (“CNB”) and EWB (each a “Lender” and collectively, the “Lenders”).

Pursuant to the Amendment, the definition of “Consolidated Fixed Charge Coverage Ratio” in the Credit Agreement was amended such that, for any period through the Company’s fourth fiscal quarter of its fiscal year 2016, Consolidated Capital Expenditures (as defined in the Credit Agreement) will not be deducted from Consolidated Adjusted EBITDA (as defined in the Credit Agreement) in the calculation of Consolidated Fixed Charge Coverage Ratio for such period.

In addition, the Amendment added a new liquidity covenant to the Credit Agreement, whereby the Company shall not permit its Liquidity to be less than $35.0 million as of the last day of any fiscal quarter through the fourth fiscal quarter of 2016. Liquidity is defined as the sum of unrestricted cash, unrestricted Cash Equivalents (as defined in the Credit Agreement), and Available Revolving Commitments (as defined in the Credit Agreement).

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Third Amendment to Credit Agreement dated December 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	December 29, 2015	By:	/s/ Kevin C. Eichler
			Name:	Kevin C. Eichler
			Title:	President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Third Amendment to Credit Agreement dated December 24, 2015